Exhibit 99.1

Consent of Proposed Director

The undersigned hereby consents to serve as a director of Sand Hill IT Security Acquisition Corp. (“Sand Hill”) if the Agreement and Plan of Merger, dated as of October 26, 2005, among Sand Hill, Sand Hill Merger Corp., a wholly-owned subsidiary of Sand Hill, and St. Bernard Software, Inc., and the transactions contemplated by the merger agreement, is consummated, and to be named as a potential director of Sand Hill in the Registration Statement on Form S-4 related to the merger agreement.

By:	/s/ Lou Ryan
Name:	Lou Ryan
Date:	May 26, 2006